EXHIBIT 4.3

REKOR SYSTEMS, INC.

And

ARGENT INSTITUTIONAL TRUST COMPANY,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 15, 2023

FIRST SUPPLEMENTAL INDENTURE, dated as of December 15, 2023, by and between Rekor Systems, Inc., a Delaware corporation, as Issuer (the “Company”), and Argent Institutional Trust Company, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

The Company has duly authorized the execution and delivery of this supplemental indenture (the “First Supplemental Indenture”), which supplements the provisions of that certain indenture, dated as of the date hereof (the “Base Indenture”), by and between the Company and the Trustee, to which provisions reference is hereby made, substantially in the form of the indenture that the Company publicly filed as Exhibit 4.3 to Registration Statement on Form S-3 (No. 333-259447), filed on September 10, 2021.  This First Supplemental Indenture provides for the issuance from time to time of its debentures, notes or other evidences of indebtedness to be issued in a series (the “Notes”), as herein provided, up to such principal amount as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors or by supplemental indenture. The Base Indenture is further supplemented by the Second Supplemental Indenture, dated as of December 15, 2023 (the “Second Supplemental Indenture”), pursuant to which the Company is issuing a Series of Notes designated “13.25% Series A Prime Revenue Sharing Notes due December 15, 2026”. Unless the context otherwise requires, section references are to this First Supplemental Indenture rather than the Base Indenture. For all purposes under the Base Indenture, the Series A Notes shall constitute a single series of Notes. The provisions of this First Supplemental Indenture shall supersede any conflicting provisions in the Base Indenture with respect to the Notes.

All things necessary to make this First Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

ARTICLE I

SCOPE; DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 SCOPE OF FIRST SUPPLEMENTAL INDENTURE.

This First Supplemental Indenture supplements the provisions of the Base Indenture, to which provisions reference is hereby made. The changes, modifications and supplements to the Base Indenture effected by this First Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time in one or more Series, and shall not apply to any other Notes that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Notes specifically incorporates such changes, modifications and supplements. Unless the context otherwise requires, section references are to this First Supplemental Indenture rather than the Base Indenture. For all purposes under the Base Indenture, each Series of Notes shall constitute a single Series of Notes under the Base Indenture. The provisions of this First Supplemental Indenture shall supersede any conflicting provisions in the Base Indenture with respect to the Notes.

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ARTICLE II

SUPPLEMENTS TO BASE INDENTURE

Section 2.1 SUPPLEMENTS TO BASE INDENTURE

The following provisions shall apply to the Notes, this Indenture and any subsequent supplemental indenture, unless such provisions shall be modified by such supplemental indenture:

(A) Except when referring to the United States Securities and Exchange Commission or the Securities Act, all references to the capitalized terms “Security”, “Securities” and “Securityholders” are referred to as “Note”, “Notes” and “Noteholders”, respectively.

(B) The following defined terms shall apply to the Notes, this Indenture and any subsequent supplemental indenture, unless such provisions shall be modified by such supplemental indenture:

“Depository” means, with respect to the Notes issuable or issued in whole or in part in the form of one or more Global Notes, the Depository Trust Company until a successor Depository shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depository” shall mean such successor Depository.

“Eligible Contract” in respect of the Notes means a contract (A) that provides for periodic payments to the Company or to a Subsidiary of the Company and satisfies the Eligibility Criteria and (B) that is listed in the most recent Quarterly Report delivered to the Trustee hereunder.

“Eligibility Criteria” in respect of an Eligible Contract means that both (A) the party obligated to make payments to the Company or to a Subsidiary of the Company under such contract (x) had outstanding unsecured debt with a credit rating in one of the three highest rating categories by at least two recognized rating agencies (i.e., a Moody’s rating of Aaa, Aa1 or Aa2; and/or an S&P and/or Fitch rating of AAA, AA+ or AA1) at the time the Company most recently issued securities under Section 3.1, or, in the case of contracts subsequently added to the  pool, at the time of a contract’s inclusion in the pool and (y) is current on all payments due under such contract, and (B) the contract has a remaining term of at least three years or the contract has been renewed (or the parties thereto have entered into a substantially similar agreement) at least once, if the term of the contract is for one year; or at least twice, if  the term of the contact is for a term of six months; or at least three times, if the term is of less than six months. For such purposes, any contract that is automatically extended upon invoicing and payment shall be considered renewed.

“Grant” means to grant and convey a security interest.

“Interest Reserve Requirement” means, at all times, the requirement to maintain a cash balance in the Revenue Account not less than an amount equal to three times the next monthly interest payment for Notes issued hereunder.

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“Lien of this Indenture” and terms of like import mean the lien or security interest or other interest or charge Granted to Trustee hereby or subsequently Granted hereunder or pursuant hereto to Trustee.

“Notes” means the securities that are issued under the Base Indenture, as supplemented by the First Supplemental Indenture, as further amended or supplemented from time to time.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, or that would have accrued or become due under the terms of the Notes or any document or agreement executed or delivered in connection therewith but for the effect of bankruptcy, reorganization or similar proceeding, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Payment Date” means the 15th day of each month.

“Quarterly Report” means a report delivered by the Company to the Trustee in accordance with Sections 4.4 and 4.9 of this Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Regular Record Date” for the interest payable on any Interest Payment Date on the Notes means the first calendar day of each calendar month.

“Revenue Account” has the meaning set forth in Section 10.1.

“Revenues” means the amounts received as payment for services provided under Eligible Contracts paid to the Revenue Account pursuant to this Indenture.

“Secured Parties” means the Holders, the Trustee and the beneficiaries of each indemnification obligation undertaken by the Company under this Indenture, the Servicing Agreement or the Notes and the successors and assigns of each of the foregoing.

“Series A Notes” means any notes authenticated and delivered under the Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture.

“Servicer” means Southern Traffic Services, Inc.

“Servicing Agreement” means that certain servicing agreement entered into by the Servicer, the Company, and the Trustee, dated as of the date hereof.

“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

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“Sinking Fund Requirement” means the requirement of the Company at any time that, and for as long as, the most recent Quarterly Report shows the Three Year Value of Eligible Contracts is less than 170% of the aggregate outstanding principal amount of Outstanding Notes, to maintain (in addition to the Interest Reserve Requirement) a cash balance in the Revenue Account sufficient to amortize the principal amount due on the Series A Notes in equal monthly installments by the respective due dates of such series.

“this Indenture” means the Base Indenture as supplemented by this First Supplemental Indenture as amended, restated or supplemented from time to time.

“Three Year Value of Eligible Contracts” as listed in the most recent Quarterly Report means an amount equal to (i) in respect of each Eligible Contract that has performed for at least one year as of the date of such Quarterly Report, the sum equal to 36 times the average amount paid to the Company, the Company’s wholly owned subsidiary or the Revenue Account each month during the immediately preceding twelve (12) month period under each such Eligible Contract, plus (ii) in respect of each Eligible Contract that has performed for less than one year as of the date of such Quarterly Report, the sum equal to 36 times the amount paid to the Company, the Company’s wholly owned subsidiary or the Revenue Account under each such Eligible Contract during the month immediately preceding December 31, March 31, June 30, and September 30 for Quarterly Reports deliverable on January 31, April 30, July 31, and October 31 (or if not a Business Day, on the immediately succeeding Business Day), respectively.

(D) Notes of a Series may be issuable in denominations of $10,000 and any integral multiples of $5,000 in excess thereof.

(E) In addition to the covenants in Article 4 of the Base Indenture, the following covenants shall apply to the Notes:

4.6    MONEY FOR NOTES PAYMENTS TO BE HELD IN TRUST.

(a) If the Company shall at any time act as its own Paying Agent with respect to a Series of Notes, it will, on or before each due date of the principal of (and premium, if any) or interest on any of such Series of Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its failure so to act.

(b) Whenever the Company shall have one or more Paying Agents for a Series of Notes, it will, prior to each due date of the principal of (and premium, if any) or interest on each Series of Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of its action or failure so to act.

(c) The Company will cause each Paying Agent for any Series of Notes other than the Trustee or the Company to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 4.6, that such Paying Agent will:

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(1) hold all sums held by it for the payment of the principal of (and premium, if any) or interest on each Series of Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any default by the Company (or any other obligor upon a Series of Notes) in the making of any payment of principal (and premium, if any) or interest on each Series of Notes; and

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

(d) The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order, direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

(e) Any money deposited with the Trustee or any Paying Agent, or then held by the Company in trust for the payment of the principal of (and premium, if any) or interest on any Notes, and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Company on Company Request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

4.7 REVENUE ACCOUNT; INTEREST RESERVE REQUIREMENT AND SINKING FUND REQUIREMENT.

(a) The Company has established and shall maintain the Revenue Account as provided in this Indenture, and shall cause, or shall cause the Servicer to cause, all Revenues to be deposited therein to be held in trust for the benefit of the Secured Parties and the Company, which funds shall be maintained and applied as provided in this Section. The Company shall direct, and shall cause the Servicer to direct, each of their obligors in respect of an Eligible Contact to pay all amounts due under each Eligible Contract directly to the Revenue Account, and the Company shall not direct, and shall cause the Servicer not to direct, any obligor under any Eligible Contract to pay Revenues to any account other than the Revenue Account.

(b) At all times, the cash balance in the Revenue Account shall not be less than an amount sufficient to satisfy the Interest Reserve Requirement and the Sinking Fund Requirement. If at any time the balance in the Revenue Account is insufficient to satisfy the Interest Reserve Requirement and the Sinking Fund Requirement, the Company covenants that it shall make deposits in the Revenue Account sufficient to cure any such deficiency.

(c) The Company also covenants to deposit in the Revenue Account an amount equal to the aggregate outstanding principal amount of all Outstanding Notes during the continuance of a bankruptcy or similar proceeding that the Company has initiated.

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4.8 STATEMENT BY OFFICER AS TO DEFAULT.

The Company will deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officer’s Certificate signed by the principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signer thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions applicable to the Company and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge. If any default or Event of Default under Section 6.1 of the Base Indenture (as supplemented by this Indenture) has occurred and is continuing, within 30 days after its becoming aware of such occurrence the Company shall deliver to the Trustee an Officer’s Certificate specifying such event and what action the Company is taking or proposes to take with respect thereto.

4.9 QUARTERLY REPORTS.

On each January 31, April 30, July 31, and October 31 (or, if not a Business Day, the immediately succeeding Business Day), an Officer of the Company shall certify and deliver to the Trustee a quarterly report (each such report, a “Quarterly Report”) setting forth for each Eligible Contract: (a) the name of the obligor and a notation, if appropriate, that the obligor’s unsecured securities have been downgraded and are currently rated below investment grade by two or more recognized rating agencies, (b) the year in which the Company first established a contractual arrangement with the obligor, (c) the term of the Eligible Contract, including any renewals thereof permitted under the terms thereof, (d) the number of times the contract or a substantially similar contract between the obligor and the Company has been renewed, and (e) the Three Year Value of Eligible Contracts. The report shall also contain a calculation of the Three Year Value of Eligible Contracts and of the maximum principal amount of Notes that may be issued pursuant to Section 4.10 of this Indenture as of the date of such Quarterly Report.

4.10 MAXIMUM ISSUANCE OF NOTES OF ANY SERIES.

The aggregate principal amount of Notes that may be issued and Outstanding under the Base Indenture shall not, when issued and delivered pursuant to Section 2.3 thereof, exceed 50% of the Three Year Value of Eligible Contracts listed in the most recent Quarterly Report, provided that for purposes of this Section, any contract with an obligor whose unsecured securities are rated below investment grade by all recognized rating agencies as of any date on which Notes are issued and delivered pursuant to Section 2.3 shall not be considered an Eligible Contract as of any such date of issuance.

4.11 NEGATIVE PLEDGE.

So long as Notes are outstanding, the Company agrees not to create or Grant or to permit any of its Subsidiaries or the Servicer to create or Grant to any Person, except to the Trustee for the benefit of the Secured Parties, any Lien, security interest, encumbrance, cloud on title, pledge or similar interest in the Revenue Account and all moneys therein, prior to the Lien, security interest, encumbrance, cloud on title, pledge or similar interest in the Revenue Account and all moneys therein created by or pursuant to this Indenture.

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4.12 SUBORDINATION OF EXISTING DEBT TO OBLIGATIONS.

The holders of the Company’s senior secured notes have entered into a subordination agreement with the Trustee, dated as of the date hereof (the “Subordination Agreement”) wherein they have agreed to subordinate their security interest in the Revenue Account and all moneys therein in favor of the Trustee.

4.13 PERFORMANCE UNDER ELIGIBLE CONTRACTS.

The Company shall, and shall cause each Subsidiary of the Company party to an Eligible Contract and the Servicer to, (i) record, monitor and track each Eligible Contract, (ii) use their best efforts to perform Eligible Contracts fully, (iii) use their best efforts to cure any event of default in performance of Eligible Contracts promptly, (iv) maintain Eligible Contracts to be free of any liens, encumbrances or other diversions, (v) not direct any obligor under any Eligible Contract to pay revenues to any account other than the Revenue Account, and (vi) ensure that any options to renew Eligible Contracts are promptly exercised.

4.14 REVISION OF LIST OF ELIGIBLE CONRTACTS.

The Company may revise the list of Eligible Contracts in each Quarterly Report; provided, that if the Three Year Value of Eligible Contracts in respect those Eligible Contracts listed in a Quarterly Report is less than 170% of the aggregate outstanding principal amount of Outstanding Notes, then notwithstanding anything to the contrary in this First Supplemental Indenture, the effective list of Eligible Contracts shall be those listed in the most recently issued Quarterly Report that satisfies such condition.

(F) The following shall be an Event of Default with respect to the Notes, in addition to Events of Default contained in Section 6.1 of the Base Indenture:

(a) default in the deposit of any sinking fund payment, to the extent applicable, when and as due by the terms of any Series A Note, and continuance of such default for a period of five (5) calendar days;

(b) if at any time the Lien of this Indenture shall cease to have first priority as a lien upon the Revenue Account and the moneys deposited therein;

(c) the amount on deposit in Revenue Account is less than the sum of the Interest Reserve Requirement and the Sinking Fund Requirement on the first Business Day of a calendar month, and the Company has not deposited additional funds to make up the deficiency in the Revenue Account, as provided in Section 4.7(b), prior to the first Business Day of the next calendar month; and

(d) the occurrence of an Event of Default under any Series of Notes or any event of default under any Indebtedness of the Company.

(G) Notwithstanding anything to the contrary in Section 6.2 of the Base Indenture, the following provision shall apply to the Notes and this Indenture:

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Section 6.2 ACCELERATION

If an Event of Default with respect to Securities of any Series at the time outstanding (other than an Event of Default arising under Section 6.1(d) or Section 6.1(e) of the Base Indenture) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of not less than 25% in aggregate principal amount of the Securities of all Series then outstanding by written notice to the Company and the Trustee, may declare that the entire principal amount of all the Securities of all of the Series then outstanding plus accrued and unpaid interest to the date of acceleration are immediately due and payable, in which case such amounts shall become immediately due and payable; PROVIDED, HOWEVER, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Securities of all Series may rescind and annul such acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of accelerated principal, interest or premium, if any, that has become due solely because of the acceleration, have been cured or waived, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid and (iii) the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default specified in Section 6.1(d) or Section 6.1(e) of the Base Indenture with respect to the Company occurs, such principal, premium, if any, and interest amount with respect to all of the Securities of each Series shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Securities of such Series.

(H) The following Articles Article 11 and Article 12 supplement the terms of the Base Indenture:

ARTICLE 11

REVENUE ACCOUNT

Section 11.1 ESTABLISHMENT OF REVENUE ACCOUNT; DEPOSITS.

The Trustee has established a bank account (the “Revenue Account”) as a trust account into which Revenues are to be deposited pursuant to this Indenture. All amounts deposited in the Revenue Account are to be held in trust for the benefit of the Secured Parties and the Company, and shall be maintained and applied as provided in this Article.  The Company shall direct, and shall cause its Subsidiaries to direct, each obligor in respect of an Eligible Contact to which it is party to pay all amounts due under such Eligible Contract directly to the Revenue Account.

Section 11.2 PLEDGE OF THE REVENUE ACCOUNT.

The Company hereby grants to the Trustee, for the benefit of all Secured Parties, a pledge and first security interest in and to the Revenue Account and all moneys therein. The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other Obligations of the Company to the Secured Parties under this Indenture, the Notes, and any supplemental indenture, according to the terms hereunder or thereunder are secured by such pledge and security interest.

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In the event that the Company delivers to the Trustee an Officer’s Certificate certifying that (i)  the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture have been paid in full, or (ii) the Company shall have exercised its legal defeasance option or its covenant defeasance option, in each case in compliance with the provisions of Article 9 of the Base Indenture, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Company a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Revenue Account and all moneys therein (other than with respect to funds held by the Trustee pursuant to Article 9 of the Base Indenture).

The Company shall cause all filings and recordings against the Company required to perfect the Lien of this Indenture to be filed or recorded, as the case may be, and to keep such filings and recordings in full force and effect.

Section 11.3 MAINTENANCE AND DISBURSEMENT OF AMOUNTS IN THE REVENUE ACCOUNT.

From the amounts on deposit into the Revenue Account, on each Payment Date, the Trustee shall make payments as follows:

FIRST, pro rata (A) to the Trustee and each and every Paying Agent for the Notes, any fees due and payable on such Payment Date and (B) all reasonable and documented out-of-pocket expenses and indemnification amounts owed to the Trustee and each and every Paying Agent;

SECOND, to the Holders for interest due and payable on the Notes;

THIRD, to the Servicer, (A) the Servicing Fee due and payable on such Payment Date and (B) all reasonable and documented out-of-pocket expenses and indemnification amounts owed to the Servicer pursuant to the Servicing Agreement; and

FOURTH, so long as no Event of Default has occurred and is continuing, any amount remaining in the Revenue Account which is in excess of the sum of the Interest Reserve Requirement and the Sinking Fund Requirement shall be paid to the Company, free and clear of the Lien of this Indenture, which released funds the Company may be use for any lawful purpose of the Company.

Section 11.4 AUTHORIZATION OF RECEIPT OF FUNDS BY THE TRUSTEE UNDER ELIGIBLE CONTRACTS.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under any Eligible Contracts, and to make further distributions of such funds to the Holders and the Company according to the provisions of this Indenture.

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Section 11.5 RELEASE UPON TERMINATION OF THE COMPANY’S OBLIGATIONS.

In the event that the Company delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture and the Notes, or (ii) the Company shall have exercised its legal defeasance option or its covenant defeasance option, in each case in compliance with the provisions of Article 9 of the Base Indenture, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Company a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Revenues (other than with respect to funds held by the Trustee pursuant to Article 9 of the Base Indenture).

ARTICLE 12

SINKNG FUNDS

Section 12.1 APPLICABILITY OF ARTICLE.

(a) The provisions of this Article shall be applicable to any sinking fund for the retirement of Notes of a Series, except as otherwise specified as contemplated by Section 2.2 of the Base Indenture for the Notes of such Series.

(b) The minimum amount of any sinking fund payment provided for by the terms of Notes of any Series is herein referred to as a “mandatory sinking fund payment”, and any payment in excess of such minimum amount provided for by the terms of the Notes of any Series is herein referred to as an “optional sinking fund payment”. If provided for by the terms of the Notes of any Series, the cash amount of any sinking fund payment may be subject to reduction as provided in Section 12.2. Each sinking fund payment shall be applied to the redemption of Notes of any Series as provided for by the terms of the Notes of such Series.

Section 12.2 SATISFACTION OF SINKING FUND PAYMENTS WITH NOTES.

The Company (1) may deliver Outstanding Notes of a Series (other than any previously called for redemption) and (2) may apply as a credit Series A Notes of a Series which have been redeemed either at the election of the Company pursuant to the terms of such Notes or through the application of permitted optional sinking fund payments pursuant to the terms of such Notes, in each case in satisfaction of all or any part of any sinking fund payment with respect to the Notes of such Series required to be made pursuant to the terms of such Notes as provided for by the terms of such Series; provided that such Notes have not been previously so credited. Such Notes shall be received and credited for such purpose by the Trustee at the Redemption Price specified in such Notes for redemption through operation of the sinking fund and the amount of such sinking fund payment shall be reduced accordingly.

Section 12.3 REDEMPTION OF NOTES FOR SINKING FUND.

Not less than 60 days prior to each sinking fund payment date for any Series of Notes, the Company will deliver to the Trustee an Officer’s Certificate specifying the amount of the next ensuing sinking fund payment for that series pursuant to the terms of that series, the portion thereof, if any, which is to be satisfied by payment of cash and the portion thereof, if any, which is to be satisfied by delivering and crediting Notes of that Series pursuant to Section 12.2 and will also deliver to the Trustee any such Notes. Not less than 30 days before each such sinking fund payment date the Trustee shall select the Notes to be redeemed upon such sinking fund payment date in the manner specified in Section 3.2 of the Base Indenture and cause notice of the redemption thereof to be given in the name of and at the expense of the Company in the manner provided in Section 3.3 of the Base Indenture. Such notice having been duly given, the redemption of such Notes shall be made upon the terms and in the manner stated in Sections 3.4 and 3.6 of the Base Indenture.”

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ARTICLE III

MISCELLANEOUS

Section 3.1 GOVERNING LAW.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 3.2 NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

This First Supplemental Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Company or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret this Indenture.

A director, officer, employee, shareholder or incorporator, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Indenture. Each Noteholder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Securities.

Section 3.3 SUCCESSORS.

All covenants and agreements of the Company in this Indenture and the Notes shall bind the Company’s successors and assigns, whether so expressed or not. All agreements of the Trustee, any additional trustee and any Paying Agents in this Indenture shall bind their respective successors and assigns.

Section 3.4 MULTIPLE COUNTERPARTS.

The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

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Section 3.5 TABLE OF CONTENTS, HEADINGS, ETC.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.6 SEVERABILITY.

Each provision of this Indenture shall be considered separable, and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

REKOR SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Eyal Hen
Name:	Eyal Hen
Title:	Chief Financial Officer

ARGENT INSTITUTIONAL TRUST COMPANY, as Trustee

By:	/s/ Paul Vaden
Name:	Paul Vaden
Title:	Vice President

[Signature Page to First Supplemental Indenture]

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